Exhibit 4

Consent of Independent Auditors

We consent to the inclusion in CFM Corporation's Annual Report on Form 40-F of our audit report dated November 7, 2003 with respect to the consolidated statements of financial position of CFM Corporation as at September 27, 2003 and September 28, 2002 and the consolidated statements of operations and retained earnings and cash flows for the years ended September 27, 2003, September 28, 2002 and September 29, 2001 also included therein.

Toronto, Canada	ERNST & YOUNG LLP
November 7, 2003.	Chartered Accountants